Exhibit 99.1

DXL GROUP NAMES UJJWAL DHOOT CHIEF MARKETING OFFICER

Big + Tall Apparel Leader Looks to the Future

Canton, MA (July 28, 2020)– Destination XL Group, Inc. (Nasdaq: DXLG), the leading retailer of men’s Big + Tall apparel, announced the promotion of Chief Digital Officer (CDO) Ujjwal Dhoot to Chief Marketing Officer (CMO) effective August 2, 2020. In his new role, Dhoot will drive all aspects of DXL's brand positioning, performance marketing, creative strategy and all elements of lifecycle marketing across the DXL.com business, DXL’s mobile app and its more than 320 stores, leading digitally to focus on the changing consumer and DXL’s future road for greater growth.

Dhoot joined the Company in December 2019, and has since taken the helm, on an interim basis, overseeing the entire marketing function and navigating new, unprecedented challenges due to the worldwide pandemic.

“At DXL, we pride ourselves on offering an exceptional fit and brand selection focused solely on the big and tall customer, as well as our best-in-class in-store experience and the close personal relationships that exist with our associates and guests,” he said. “As we evolve digitally, we will expand upon those key attributes, leveraging data and insights to build an even greater understanding of our guests to drive focused and actionable personalization.  This will help us to not only maintain the increased inflection we have experienced digitally during the COVID -19 pandemic, but leverage this digital evolution and growth while enhancing DXL’s signature service and our focus on guest relationships in all channels – the possibilities in this space are endless, and we’re just getting started.”

Dhoot further added on the future of marketing at DXL, “With COVID-19, retailers have seen many years of digital acceleration over the last four months. As we prepare and adjust to the new normal, we can’t assume our historical results and customer behaviors are going to inform the future. Everything we knew about our customer is evolving fast. As marketing has evolved from being an art to a more scientific approach, we believe the best path for us is to stay agile, keep our ears to the ground and continue to make meaningful progress in building our strategic plan to engage and excite customers in personalized ways that appeal specifically to them.”

As a retail and eCommerce leader with a diverse digital, CRM, product, analytics, business development and a creative background, Dhoot brings more than a decade of experience leading marketing teams.

He is focused on influencing the optimal customer journey and building engaging customer platforms. Having significant experience in high-growth digital and retail businesses, he will strive to keep building the fast-growing marketing and product-driven organization of DXL. His past roles include CMO/Chief Product Officer at Health E-Commerce and various marketing leadership roles at Charming Charlie, PetCareRx and 20x200, an online art retailer.

“Ujjwal’s consumer marketing expertise coupled with his deep understanding of the digital landscape and his appreciation of the addressable market is a great combination for DXL,” commented Harvey Kanter, DXL President and CEO. “Throughout his career, Ujjwal has demonstrated his ability to successfully execute innovative digital marketing campaigns, many of which have leveraged unique customers with unique needs and solutions. From the outset, he was a natural fit when he joined our team and he will now lead marketing as we drive greater positive momentum like we had in the business coming out of 2019.”

“DXL is a great company with strong values, an inspired vision and innovating channels and products that are empowering the Big and Tall consumer, and we look forward to Ujjwal’s helping us bring solutions to market to realize our unique and important vision,” said Kanter.

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About Destination XL Group

Destination XL Group, Inc. is the largest retailer of men’s apparel in Big + Tall sizes XL and up, with operations throughout the United States and Toronto, Canada. In addition to DXL Men’s Apparel retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com and the DXL App offering a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for the Big + Tall guy. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.